SPECIAL CUSTODY ACCOUNT AGREEMENT

(Short Sales)

    AGREEMENT (hereinafter “Agreement”) dated as of January 31,2006, byand among U.S. Bank, N.A.(the “Bank”),The Purisima Funds, on behalf of the Purisima All-Purpose Fund (the “Customer”), and UBS Securities LLC (the “Broker”).

    WHEREAS, Broker is a securities broker-dealer and is a member of several national securities exchanges; and

    WHEREAS, Customer desires to effect short sales through Broker, such short sales being permitted by Customer’s investment policies, and for that purpose has opened one or more margin accounts with Broker and executed Broker’s Client Account Agreement (the “Customer Agreement”); and

    WHEREAS, to facilitate Customer’s transactions in short sales of securities, Customer and Broker desire to establish procedures for the compliance by Broker with the provisions of Regulation T of the Board of Governors of the Federal Reserve System and other applicable requirements (“Margin Rules”), and

    WHEREAS, to assist Broker and Customer in complying with the Margin Rules, Bank is prepared to act as custodian to hold Collateral as defined below.

    NOW THEREFORE, be it agreed as follows:

1. DEFINITIONS

As used herein, the following terms have the following meanings:

(a) “Adequate Margin” in respect of short sales shall mean such Collateral as is adequate in Broker’s reasonable judgment under the Margin Rules and the internal policies of Broker.

(b) “Advice from Broker" or “Advice” means a written notice sent to Customer and Bank except that Advice for initial or additional Collateral or with respect to Broker’s ability to effect a short sale for the Customer may be given orally. With respect to any short sale or Closing Transaction, the Advice from Broker shall mean a standard confirmation in use by Broker and sent or transmitted to Customer and Bank. With respect to substitutions or releases of Collateral, Advice from Broker means a written notice signed by Broker and sent or transmitted to Customer and Bank. An Authorized Representative of Broker will certify to Customer and Bank on Appendix A attached hereto, as amended from time to time, the names and signatures of those employees who are authorized to sign Advice from Broker (each and “Authorized Representative of Broker”). When used herein, the term “Advise” means the act of sending an Advice from Broker.

(c) “Closing Transaction” is a transaction in which Customer purchases securities which have been sold short.

(d) “Collateral” shall mean cash or U.S. Government securities or other securities, including, without limitation, equity securities or other property, acceptable to, the Broker as may be transferred to the Special Custody Account from time to time and all monies or other property received as income or from the maturity, redemption, sale or other disposition of property held therein.

(e) “Custody Agreement” shall mean the agreement for general custodial services between the Bank and Customer.

(f) “Instructions from Customer” or “Instructions” means a request, direction or certification in writing signed by Customer and delivered to Bank and Broker. An officer of Customer will certify to Bank and Broker the names and signatures of those persons authorized to sign the instmctions, which certification may be amended from time to time. When used herein, the term “Instruct” shall mean the act of sending an Instruction from Customer.

(g) “Receipt of Payment” means receipt by Bank on behalf of Broker of (1) a certified or official bank check or wire transfer to Bank; (2) a written or telegraphic advice from a registered clearing agency that funds have been or will be credited to the account of Bank; or (3) a transfer of funds from any of Broker’s accounts maintained at Bank.

(h) “Receipt of Securities” means receipt of Bank on behalf of Broker of (1) securities in proper from for transfer, or (2) a written or telegraphic advice from a registered clearing agency that securities have been credited to the account of Bank for the Special Custody Account.

(i) “Special Custody Account” shall have the meaning assigned to that term in Section 2 hereof.

2. SPECIAL CUSTODY ACCOUNT

(a) Opening Custody Account. Bank shall open an account on its books entitled “Special Custody Account for UBS Securities LLC as Pledgee of The Purisima All-Purpose Fund” (“Special Custody Account”) and shall hold therein all securities and similar property as shall be received and accepted by it therein pursuant to this Agreement. Broker and Customer agree that it is intended that Bank act as a “securities intermediary” as such term is defined in the UCC with respect to securities pledged hereunder. Customer and Bank each acknowledge and agree that the Special Custody Account maintained by Broker for Customer is a “securities account” within the meaning of Article 8 of the Uniform Commercial Code, as in effect in the State of New York (the “NYUCC”), and all property and assets held in or credited from time to time to any such account shall be treated as a “financial asset” for purposes of Article 8 of the NYUCC. In the event of a breach or default by Customer under this Special Custody Account Agreement or the Customer Agreement, the Broker shall have all rights and remedies available to a secured creditor under any applicable law or under the NYIJCC (whether or not the NYUCC is otherwise applicable in the relevant jurisdiction) in addition to the rights and remedies provided herein. All Collateral delivered to the Special Custody Account shall be free and clear of all prior liens, claims and encumbrances (other than liens solely in favor of the Broker), and Customer will not cause or allow any of the Collateral, whether now owned or hereafter acquired, to be or become subject to any liens, security interests, mortgages or encumbrances of any nature other than security interests solely in the Broker’s favor; further, Collateral consisting of securities shall be delivered in good deliverable form (or the Broker shall have the power to place such securities in good deliverable form) in accordance with the requirements of the primary market or markets for such securities. Customer shall execute such documents and take such other action as the Broker shall reasonably request in order to perfect the Broker’s rights with respect to any such Collateral and, in the case of an investment property, grant the Broker control (within the meaning of Sections 8-106 and 9-106 of the NYUCC) thereof. In addition, Customer appoints the Broker as Customer’s attorney-in- fact to act on Customer’s behalf to sign, sea!, execute and deliver all documents, and do all such acts as may be required, to perfect (and, in the case of investment property, grant the Broker control thereof) the security interests created hereunder in, or realize upon all rights in, the Collateral.

Customer agrees to instruct Bank in Instructions from Customer as to cash and specific securities which Bank is to identi1’ on its books and records as pledged to Broker as Collateral in the Special Custody Account. Customer agrees that the value of such cash and securities shall be at least equal in value to what Broker shall initially and from time to time advise Customer in an Advice from Broker as being necessary to constitute Adequate Margin. Customer may substitute or exchange the Collateral in the Special Custody Account only after Customer notifies Broker of the contemplated substitution or exchange and Broker advises Bank that such substitution or exchange is acceptable. Such Collateral (i) will be held by Bank for Broker as agent of Broker, (ii) may be released only in accordance with the terms of this Agreement or as required by applicable law, and (iii) except as required to be released hereunder to Broker, shall not be made available to Broker or any other person claiming through Broker, including the creditors of the Broker.

(b) Security Interest. Customer hereby grants a continuing first priority security interest to Broker in the Collateral in the Special Custody Account. To perfect Broker’s security interest, Bank will hold the Collateral in the Special Custody Account, subject to the interest therein of Broker as the Pledgee and secured party thereof in accordance with the terms of this Agreement. Such security interest will terminate at such time as Collateral is released as provided herein. Bank shall have no responsibility for the validity or enforceability of such security interest.

(c) Control. Bank hereby agrees to comply, without Customer’s further consent, with any Entitlement Orders (as defined in Section 8-102 of the Uniform Commercial Code) or other instructions originated by Broker with respect to the Collateral in the Special Custody Account. Customer hereby agrees to such provision.

(d) Confirmation. Bank will confirm by the next business day to Broker and Customer all deliveries, pledges, releases or substitutions of Collateral, Custodian will also advise Broker upon request of the kind and amount of Collateral pledged to Broker. Bank will provide Broker and Customer electronic access (in view only format) which will provide all such information as required above. In the event that such electronic access is not available for any reason what so ever, Bank will provide Customer and Broker such information in writing.

(e) Excess Collateral Upon the request of Customer, Broker shall advise Bank and Customer of any excess of Collateral in the Special Custody Account. Such excess shall at Customer’s request be transferred therefrom upon Advice from Broker.

(f) Accounts and Records. Bank will maintain accounts and records for the Collateral in the Special Custody Account as more fully described in sub-paragraph 5(a) below. The Collateral shall at all times remain the property of the Customer subject only to the extent of the interest and rights therein of Broker as the pledgee thereof.

3. ORIGINAL AND VARIATION MARGIN ON SHORT SALES

(a) Short Sales. From time to time, Customer may place orders with Broker for the short sale of securities. Prior to the acceptance of such orders Broker will advise Customer of Broker’s ability to borrow such securities or other properties and acceptance of short sale orders will be contingent upon same.

(b) Open Short Sales Balance. Broker shall, from time to time, compute the aggregate net credit or debit balance on Customer’s open short sales and advise Customer by 11:00 a.m. New York time of the amount of the net debit or credit, as the case may be. If a net debit balance exists on such day, Customer will cause an amount equal to such net debit balance to be deposited as Collateral in the Special Custody Account by the close of business on such day. If a net credit balance exists on such day, Broker will pay interest on such credit balance at a rate agreed upon by Broker and Customer. Broker will pay interest on short credit balances at rates agreed upon by Broker and Customer. Balances will be appropriately adjusted when short sales are closed out.

4. PLACING ORDERS

It is understood and agreed that Customer, when placing with Broker any order to sell short for Customer’s account, will designate the order as such and hereby authorizes Broker to mark such order as being “short”, and when placing with Broker any order to sell long for Customer’s account will designate the order as such and hereby authorizes Broker to mark such order as being “long”. Any sell order which Customer shall designate as being for long account as above provided is for securities then owned by Customer and, if such securities are not then deliverable by Broker from any account of Customer, the placing of such order shall constitute a representation by Customer that it is impracticable for Customer then to deliver such securities to Broker but that Customer shall deliver them by the settlement date or as soon as possible thereafter.

5. RIGHTS AND DUTIES OF THE BANK

(a) Generally. The Bank shall receive and hold in the Special Custody Account, as custodian upon the terms of this Agreement, all Collateral deposited and maintained pursuant to the terms of this Agreement and, except as provided in sub-paragraph 5(b) below, shall receive and hold all monies and other property paid, distributed or substituted in respect of such Collateral or realized on the sale or other disposition of such Collateral; provided, however, that the Bank shall have no duty to require any money or securities to be delivered to it or to determine that the amount and form of assets delivered to it comply with any applicable requirements. Collateral held in the Special Custody Account shall be reLeased only in accordance with this Agreement or as required by applicable law. The Customer grants its authority to deposit in such account any money, securities and other property received by the Bank. The Bank may hold the securities in the Special Custody Account in bearer, nominee, book entry, or other form and in a depository or clearing corporation, with or without indicating that the securities are held hereunder, provided, however, that all securities held in the Special Custody Account shall be identified on the Bank’s records as subject to this Agreement and shall be in a form that permits transfer without additional authorization or consent of the Customer. The Customer and Broker hereby agrees to hold the Bank and its nominees harmless from any liability as holder of record.

(b) Dividends and Interest. Any dividends or interest paid with respect to the Collateral held in the Special Custody Account shall be paid by the Bank to the Customer when collected unless the Bank has received contrary Instructions from the Customer.

(c) Reports. The Bank shall provide Broker and the Customer and/or Cusotmer’s designated agent with electronic access (in view-only format) setting forth confirmation of each transfer into and out of the Special Custody Account. Except as the parties may otherwise agree, the Bank also shall render to the Broker and the Customer and/or Customer’s designated agent a monthly statement of the Collateral held in the Special Custody Account. in addition, the Bank will advise the Broker and the Customer and/or Customer’s designated agent, upon request of the Broker or Customer, at any time of the type and amount of Collateral held in the account; provided however, that the Bank shall have no responsibility for making any determination as to the value of such Collateral.

(d) Limitation of Bank’s Liability. The Bank’s duties and responsibilities are set forth in this Agreement. The Bank shall act only upon receipt of Advice from Broker regarding release or substitution of Collateral. The Bank shall not be liable or responsible for anything done, or omitted to be done by it, in good faith and in the absence of gross negligence and may rely and shall be protected in acting upon any notice, instruction or other communication which it reasonably believes to be genuine and authorized. The Customer and Broker shall indemnifS’ and hold the Bank harmless with regard to any losses or liabilities of the Bank (including reasonable counsel fees) imposed on or incurred by the Bank arising out of any action or omission of the Bank in accordance with any Advice, notice or instruction of Broker under this Agreement, except to the extent such loss or liability is the result of Bank’s gross negligence or willful misconduct. In matters concerning or relating to this Agreement, the Bank shall not be responsible for compliance with any statute or regulation regarding the establishment or maintenance of margin credit, including but not limited to, Regulations T or X of the Board of Governors of the Federal Reserve System, or with any rules or regulations of the Office of the Controller of the Currency or the Securities and Exchange Commission. The Bank shall not be liable to any party for any acts or omissions of the other parties to this Agreement.

(e) Compensation. Bank shall be paid as compensation for its services pursuant to this Agreement such compensation as may form time to time be agreed upon in writing between Customer and Bank.

6. DEFAULT

Inthe event of a default by Customer of its obligations (i) to maintain Adequate Margin as herein provided, (ii) to timely comply with any obligation on Customer’s part to be performed or observed under this Agreement or in the Customer Agreement, (iii) to pay on demand by Broker any losses sustained by Broker as may occur under circumstances contemplated in paragraph 3 above, (iv) in the event of Customer’s (A) insolvency or is unable to pay its debts as they become due or fails or admits in writing its inability to pay its debts as they become due, (B) makes a general assignment, arrangement or composition with or for the benefit of its creditors, (C) institutes or has instituted against it a case or proceeding under any bankruptcy, insolvency, reorganization, liquidation, moratorium, dissolution, delinquency or other similar law affecting creditors’ rights, or seeks or becomes subject to the appointment of an administrator, provisional Liqukiator, conservator, trustee, receiver, custodian or similar official for all or a substantial portion of its assets, or (D) has a secured party take possession of any property or account of Customer or has a distress, execution, attachment, sequestration or similar legal process commenced with respect to any property or account of Customer, or (v) in the event of a default by Customer under the Customer Agreement, Broker has the right to effect a Closing Transaction or buy-in of any securities of which Customer’s account may be short. In the event of a default, Broker shall also have the right, to sell any and all Collateral in the Special Custody Account and to give Advice to Bank to deliver such Collateral free of payment to Broker which Advice shall state that, pursuant to this Agreement, the condition precedent to Broker’s right to receive such Collateral free of payment has occurred. The Bank will provide prompt telephone notice to Customer of any receipt by Bank of Advice from Broker to deliver Collateral free of payment, and shall promptly effect delivery of Collateral to Broker. Such sale or purchase may be made according to Broker’s judgment and may be made at Broker’s discretion, on the principal exchange or other market for such securities, or in the event such principal market is closed, in a manner commercially reasonable for such securities.

7. LIMITATION OF BROKER LIABILITY

Broker shall not be liable for any losses, costs, damages, liabilities or expenses suffered or incurred by Customer as a result of any transaction executed hereunder, or any other action taken or not taken by Broker hereunder for Customer’s account at Customer’s direction or otherwise, except to the extent that such loss, cost, damage, liability or expense is the result of Broker’s own gross negligence or willful misconduct.

8. REPRESENTATIONS

Customer represents and warrants that the Collateral will not be subject to any other liens or encumbrances. Bank hereby represents that Collateral in the Special Custody Account will not be subject to any right, charge, security interest, lien, or claim of any kind in favor of Bank, or any person claiming through Bank, except for a lien for its fees, expenses and advances for settlement of securities transactions in connection herewith or under the Custodian Agreement.

9. TERMINATION

Any of the parties hereto may terminate this Agreement by notice in writing to the other parties hereto; provided, however, that the status of any short sales, and of Collateral held at the time of such notice to margin such short sales, shall not be affected by such termination until the release of such Collateral pursuant to applicable law or regulations or rules of any self regulatory organization to which the Broker is subject. In the event of the release of excess Collateral, such excess Collateral shall be transferred to a proper custody account of the Customer in the Bank.

10. NOTICE

Written communication hereunder shall be telegraphed, sent by facsimile transmission or hand delivery as required herein, when another method of delivery is not specified, may be mailed first class postage prepaid, except that written notice of termination shall be sent by certified mail, addressed;

(a) if to Bank, to:

US Bank, N.A.
425 Walnut Street
CN-OH-W6TC
Cincinnait, OH 45202

Attn.: Mark Dowling
Phone: (513) 632-4432
Facsimile: (651)767-9164

(b) if to Customer, to:

The Purisima Funds
13100 Skyline Boulevard
Woodside, California 94062

Attn.: President
Phone: (650) 851-3334
Facsimile: (650) 529-3815

(c) if to Broker, to:

UBS Securities LLC
Prime Broker Services
1285 Avenue of the Americas
New York. New York 10019

Attn.: Prime Broker Services
Phone: (212) 713-9090
Facsimile: (212) 713-3217

11. CONTROLLING LAW

The construction and enforcement of this Agreement shall be subject to and governed by the laws of the State of New York.

12. THE AGREEMENT CONTROLS/AMENDMENTS

(a) Customer and Bank agree that the terms of this Agreement shall supplement and amend the Custody Agreement dated as of August 01, 2000 between the Bank and the Customer with respect to the Special Custody Account identified on page 3 hereof, and to the extent inconsistent therewith, the terms of the Customer Agreement shall control. No amendment of this Agreement shall be effective unless in writing and signed by an authorized officer of each Broker, Customer and Bank.

(b) As between the Broker and Customer, this Agreement shall be subject to the provisions of the Client Account Agreement and, to the extent that there is an inconsistency between the provision of this Agreement and the Customer Agreement, this Agreement shall govern.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their duly authorized officers as of the day and year first above written.

APPENDIX A
To Special Custody Account Agreement Among the Purisima All-Purpose Fund,
UBS Securities LLC
And U.S. Bank, N.A.

Date: January 31, 2006

AUTHORIZED PERSONS FOR UBS SECURITIES LLC

Bank is directed to accept and act upon Advice from Broker received from any one of the following persons at UBS Securities LLC